COST SHARING AGREEMENT

This Cost Sharing Agreement (hereinafter “Agreement”) is between PEMCO Mutual Insurance Company (“PMIC”) and EvergreenBank (“Bank”), both Washington corporations with principal offices in Seattle, Washington, and when signed by both parties shall be deemed effective as of April 1, 2006.

1.	Purpose

The purpose of this Agreement is to define the billable services provided by or through PMIC to Bank and to establish the payment and/or reimbursement mechanisms for the costs associated with such services. This Agreement is not intended to create a profit for PMIC, but rather to ensure that Bank is equitably responsible for actual, reasonable costs and expenses incurred by or through PMIC on Bank’s behalf.

2. Term and Termination

This Agreement shall remain in force for an initial term of one year corresponding to calendar year 2006. Thereafter, upon each January 1 this Agreement shall automatically renew for successive calendar year terms, subject to mutually agreed-upon service and pricing modifications, until it is terminated as provided below.

Termination for convenience. Either party may terminate this Agreement, or any service hereunder, for any or no reason by providing the other party no less than six months advance written notice. In such event, both parties shall make good faith reasonable efforts to facilitate an orderly and mutually satisfactory disengagement of the affected service(s).

Termination by mutual consent. This Agreement or any service hereunder may be terminated at any time with the express consent of both parties.

Termination for cause. Either party may terminate this Agreement upon notice to the other in the event the non-terminating party materially breaches its obligations under this Agreement (including, without limiting the foregoing, all financial obligations) and fails to cure such breach within 90 days after receiving written notice thereof by the non-breaching party.

Termination for insolvency. Either party may terminate this Agreement upon notice to the other in the event the non-terminating party becomes the subject of bankruptcy, assignment for the benefit of creditors, or any similar proceedings (whether voluntary or involuntary), or if the non-terminating party otherwise ceases to do business as a going concern.

3.	Definition of Services

PMIC will provide such services as are listed and defined in Attachment A hereto. The services and pricing are expected to generally remain stable over the course of each annual term hereof; however, Attachment A may be modified at any time with both parties’ written consent. Attachment A shall in any event be reviewed and modified as necessary at least annually to ensure its accuracy, completeness, and fairness to both parties.

Notwithstanding anything in this Agreement or Attachment A to the contrary, PMIC reserves the right to discontinue any service hereunder upon 30 days advance notice to Bank in the event that PMIC ceases to provide that service generally. In such event, PMIC shall provide Bank a commercially reasonable level of assistance to facilitate an orderly cessation of service and/or migration to another service provider.

4.	Monthly Settlement

All charges allocable to Bank hereunder shall be invoiced on a monthly basis in arrears as incurred, and shall be due and payable as invoiced. Both parties shall exercise their best efforts to promptly resolve any settlement dispute(s).

5. Charges and Methodologies

To the extent practical, all cost calculations, allocation formulae, settlement methodologies, and any other factors used to determine and apply the charges hereunder shall be specified in Attachment A. Notwithstanding the foregoing, in the event that both parties should expressly agree to subject to this Agreement any costs or services of which the details are not adequately specified in Attachment A, then the charges related thereto shall be determined and allocated in accordance with customary insurance accounting practices and/or generally accepted accounting principles, as applicable.

6.	Direct-Billed Charges

Third party charges for services that are subject to this Agreement shall be billed to and paid directly by Bank to the extent that is practical. Notwithstanding the foregoing, in the event PMIC pays any such charge on Bank’s behalf, such expense shall be added to and payable as part of Bank’s next subsequent monthly invoice.

7.	Books and Records

The books and records of each party, as they pertain to this Agreement, shall be maintained in accordance with the uniform accounting instructions of the National Association of Insurance Commissioners and/or generally accepted accounting principles, and shall be made available for audit and review by the other party upon reasonable notice and by the Office of the Insurance Commissioner of the state of Washington upon demand.

8.	Proprietary Rights

Bank retains exclusive rights of ownership to all work products produced solely and exclusively for Bank by PMIC under this Agreement. PMIC retains exclusive rights to ownership of all other work products produced hereunder, except to the extent that such rights are owned by third parties. “Work product” shall include all documents, presentation materials, files, input materials, output materials, the media upon which they are located, and all software programs or packages (together with any related documentation, source codes, object codes, upgrades, revisions, modifications, and any other related materials) which are utilized or developed in the performance of the services contracted for under this Agreement.

9.	Confidentiality

Each party shall hold in trust and confidence all of the other party’s Confidential Information to which it is exposed in connection with this Agreement, and shall not disclose such information to third parties except as may be authorized by the owner of such information or as required by law. “Confidential Information” means all information not in the public domain that belongs to or is the responsibility of each party to hold in confidence, including but not limited to information about that party’s business affairs, software and hardware systems and related documentation, existing or future research and development, work products, customers, employees, agents, contractors, and consultants, and information about or belonging to other entities with whom that party conducts business. Each party’s Confidential Information shall include, without limitation, all consumer nonpublic personal information in that party’s possession in any form, whether individually identifiable or anonymous information. In the event that either party discovers an unauthorized disclosure of the other party’s Confidential Information, the discovering party shall immediately notify the affected party and take such remedial action(s) as may be required by law and/or prudent under the circumstances. The provisions of this paragraph shall survive any termination of this Agreement.

10.	Indemnity

It is the intention of the parties that PMIC is an independent contractor under this Agreement. All employees of PMIC who provide services hereunder shall remain employees of PMIC and not employees of Bank, regardless of whether their employment compensation is a factor in determining the amount charged to Bank for a service hereunder. Notwithstanding the foregoing, in the event that a governmental authority determines that social security, withholding, or other employment-related tax or assessment related to the services hereunder should have been paid by Bank on behalf of PMIC, then PMIC agrees to indemnify and hold harmless Bank against any such liability, including any interest and penalties occasioned by such determination.

Bank agrees to defend, indemnify, and hold harmless PMIC against any and all loss, liability, cost or expense (including without limitation reasonable attorneys’ fees) arising from or related in any way whatsoever to the services provided hereunder, except to the extent such liability is expressly assumed by PMIC hereunder or is solely caused by PMIC’s gross negligence or willful misconduct.

11.	General

A.	Applicable Law. This Agreement shall be governed by and interpreted under the laws of the State of Washington.

B.	Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

C.	Notices. Any notice or other communication hereunder shall be in writing.

D.	Waiver. No term or provision hereof shall be deemed waived or breach excused unless such waiver is in writing and signed by the party claimed to have waived or consented.

E.	Assignment. Neither party may assign, sell, transfer, or subcontract any of its rights or obligations under this Agreement without the other party’s prior written consent, which shall not be unreasonably withheld.

F.	Modification. This Agreement may not be modified except by written agreement of both parties.

G. Force Majeure. Neither party shall be liable to the other for any delay in its performance hereunder caused by circumstances beyond its reasonable control.

12.	Entire Agreement

This Agreement, including Attachment A and any other attachments hereto and as may be modified from time to time as provided herein, constitutes the entire agreement between PMIC and Bank regarding the services and costs and other subject matter referred to herein, and as of the effective date hereof terminates, replaces, and supersedes all prior agreements and other communications between the parties with respect to this subject matter, regardless of whether in written, oral, or any other form.

PEMCO Mutual Insurance Company	EvergreenBank
By: /s/ Steven A. Ricco	By: /s/ Gerald O. Hatler

Name: Steven A. Ricco	Name: Gerald O. Hatler

Title: Vice President & CFO	Title: President & CEO

Date: 4/1/2006	Date: 4/1/2006

ATTACHMENT A -
SERVICES AND COST ALLOCATIONS

To the Cost Sharing Agreement between PEMCO Mutual Insurance Company and EvergreenBank dated April 1, 2006

Period Covered:

January 1, 2006 — December 31, 2006

HUMAN RESOURCES - Services and Allocations

Description of Services:

Specialty Functions/Administration

•	Contracts with, and manages, 3rd party vendors (15+)

•	and parking programs, service and attendance awards

•	Helps administer HR policies and handbook

EEO, Legal, Compliance

•	Provides regulatory reporting to 12+ agencies

•	Handles unemployment and workers’ compensation claims/issues

•	Ensures legal compliance on EEO, safety, benefit plans, and other employment issues

•	Trains supervisors and managers in employment and compliance issues

Compensation (Payroll and Benefits)

•	Administers benefit programs such as medical/dental, 401(k), life, long-term disability, and other programs such as tuition/education reimbursement programs and deferred compensation plans; manages COBRA process

•	Recommends benefits strategy to PFS Executive Committee annually prior to open enrollment

•	Conducts annual open enrollment process, processes monthly benefits enrollment and benefits billing

•	Coordinates benefits coverage, paid and unpaid leave, and return to work issues with employees on leaves of absences

•	Negotiates benefits contracts with vendors

•	Administers wage and pay programs, compiles and analyzes pay and benefits data

•	Prepares personalized total compensation statement, every other year

•	Manages paid time off programs

•	Processes payroll data on biweekly payment schedule

•	Manages transportation subsidies and commuter program

•	Documentation/Records:

•	prepares monthly wage and tax data for general ledger

•	documents expense reporting

•	creates ad hoc reports for earned time and sick time balances, overtime and bonuses

•	time recording for attendance records

•	processes taxable fringes

Employment (Recruiting and Staffing)

•	Creates ads for open positions

•	Conducts initial screening interviews, administers applicant testing, develops legal and effective interviewing techniques

•	Checks and accesses references, credit and criminal backgrounds

•	Manages PFS employee transfers

•	Conducts exit interviews

•	Recruits temporary services, manages contracted employees

•	Trains supervisors and managers in interviewing

•	Reports

•	Reviews position responsibilities for accurate FLSA classification

•	Reviews employees’ statuses (regular full-time, regular part-time, temporary) for accurate classification

•	Assists Security with employee safety issues

Training

•	Conducts first day, 2 hour orientation and 90 day, 11/2 hour benefits orientation

•	Facilitates PDP training; assists facilitation of Legacy Leadership, supervisory training,

•	Trains managers to administer policies and procedures

Allocation Methodology:
The allocation model for Human Resources is:

Annual HR expense as benchmarked / PMIC HR staff = cost per HR Staff
(Total Bank headcount/100) x HR headcount benchmark = Bank HR Staff

Bank HR Staff x Cost per HR Staff = Bank annual HR expense
Bank annual HR expense/12 = monthly expense reimbursement (rounded)

Adjusted FTE is defined as follows:

HR expense as benchmarked = Ward benchmark for A.M. Best A+ insurance companies

HR headcount benchmark = BNA survey data at the third quartile

Notes:

•	Headcount is based on October 2005 data.

•	Expense reimbursement will be billed monthly and is subject to change only with the occurrence of material event.

•	Bank direct vendor payments are not included.

THE LEARNING CENTER (TLC) - Services and Allocations

Description of Services

TLC provides the following services within the scope of the monthly retainer fee:

Basic Services

•	Setting up classes (attendance records, supplies, etc.)

•	Enterprise-level training (new employee training, legal updates, wellness activity, for any number of employees participating

Specialty Functions/Administration

•	Contracting with, and managing, 3rd party vendors that supply equipment, tools, and services

•	Curriculum Development

•	Performance and Training Consulting

•	Research

•	Coaching and Mentoring

•	Facilitating

•	Customization/specialization for specific development needs

•	Systems and tools such as Performance Assessments, Professional Development Planning, 360 Assessments, Competency identification and assessment * (see below)

•	Administration of accredited external courses – CPCU, etc.

•	Administration of external learning offerings — below

•	Need and gap analysis consulting

•	Survey administration

Internal Learning Offerings

•	New Employee Orientation

•	The Supervisory Series

•	Performance Management

•	Career Focus

•	CPR Refresher

•	Customer Relations

•	Customer Relations Refresher

•	Learning About Behavior Styles

•	Resolving Conflict

•	Netspeed Series (Multiple classes)

•	Transition Management

•	Feedback Skills

•	Presentation Skills

•	Privacy/Compliance e-learning

•	Whale Done

•	Computer Classes

•	Other classes as mutually agreed

Notes:

•	Bank direct vendor payments are not included.

The following services will be billed as a direct charge back to Bank (by business unit where applicable):

External Learning Offerings

•	Bob Pike

•	Skillsoft

•	Books 24/7

•	Contract Certification

•	Leadership That Shapes the Future

•	Satellite Video Conferences

•	Advanced/Specialized Computing & Programming Classes – on request

•	Fierce Conversations

•	Katie Insurance School

•	Computer Classes

* Directly charged back to user

•	Others as mutually agreed to

Allocation Methodology:

Bank will be charged a flat retainer of $1,000.00 per month plus any applicable direct bill charge back.

SHARED SERVICES DEPARTMENT - Services and Allocations

Description of Services:

Mail Services- — - — - — - Handling of all incoming and outgoing mail, receiving and delivery of packages, center messenger service, miscellaneous projects such as processing of agent mail, Visa reports, proof of mail, and bank statements.

Print Management — - — Management of outsourced print services and leased copy machines

Forms Management — -	Inventory and version management of standard forms

Reception — - — - — - — - -	General lobby reception services and ad hoc clerical assistance

Allocation Methodology:

The above services will be billed at a fixed monthly rate of $1,700.00 which reflects actual cost experience over the 18 month period ending September 30, 2005.

Notes:

•	Bank direct vendor payments and direct postage are not included.

•	Projects such as ad hoc proof reading, document editing, preparing mail labels, etc. are Word Processing special project tasks and are charged for at the Word Processing hourly rate specified below.

Photocopying Services and Pricing

File copying . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . .	$0.30 per sheet
Full color copying . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . .
(more than 2 colors excluding black on a page, 8 1/2 x 11)	$0.99 per sheet
Full color copying . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . .
(more than 2 colors excluding black on a page, 11 x 17)	$1.50 per sheet
Accent color copying . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . .
(one color plus black on a page, 8 1/2 x 11 or 8 1/2 x 14, 1- or 2-sided)	$0.25 per sheet
B&W copying . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . .
(8 1/2 x 11, 8 1/2 x 14, 1- or 2-sided)	$0.07 per sheet
B & W copying . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . .
(11 x 17, 1- or 2-sided)	$0.12 per sheet
Sales training manuals . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . (Includes copy, tabs, and bindery costs. Does not include binder.)	$60.00 per manual

Bindery time . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	$60.00 per hour

Folding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	$15.00 per setup

Plotter printing . . . . . . . . . . . . . . . . . . . . . . . . . . ..	$2.00 per page

Notes: Rates are 100% of market price.

Fleet Services: Pool cars are only available for emergency use.

When used, the charge will be: $5.00 per hour
based on a 12-hour day (7 am - 7 pm) seven days a week

Desktop Publishing: $54.00 per hour

Design Services: $62.00 per hour

Writing Services: $58.00 per hour

Word Processing: $42.00 per hour

Notes:

•	All services will be billed for in minimum 15-minute increments.

FINANCE - Services and Allocations

Description of Services:
Purchasing:

•	Fleet handling in coordination with Shared Services Dept.

•	Purchase order processing

•	Vendor management

•	Requests For Proposal

•	Requests For Information

•	Vendor research

•	Cell phone handling

Allocation Methodology:

$10.00 per purchase order

CORPORATE LEGAL - Services and Allocations

Description of Services:
In General: Deliver an array of in-house legal services to Bank, including:

Advice and Counsel

•	Provide legal assistance to upper management regarding day-to-day business operations

•	Assist Bank in developing situational strategic options;

•	Support the board(s) of directors of Bank (and subsidiaries, if applicable)

Compliance

•	Maintain ongoing rapport with regulators

•	Provide legal assistance during regulatory examinations and external audits

•	Assist in complaint responses to regulators

•	Provide legal assistance on privacy policies and information security programs

•	Provide research, clarify laws, regulations, and information as requested

Contracts

•	Provide targeted support (including coordination with Contracts Management) on contract reviews

Corporate Filings

•	Ongoing regulatory compliance activities, including review and/or filing of state and federal reports

Intellectual Property

•	Register copyright and trademark filings, or coordinate the same with outside counsel

Corporate Governance

•	Preparation and filing of amendments to bylaws, charter documents, board resolutions and minutes

•	Legal assistance for board meetings, board committee meetings and annual shareholder meetings

•	Maintaining Bank’s articles of incorporation, bylaws, corporate minute books, and associated records

•	Support corporate policy development and implementation

•	Contact with regulators and law enforcement

•	Liaison to third party stock transfer agent and other regulatory vendors

•	Administration of stock option plan

Litigation

•	Provide advice and supervision of outside law firms on pending or threatened litigation (excluding claims litigation for insurance companies and certain other services)

Lobbyists and Trade Associations

•	Review pending legislation and changes to legislation

•	Support corporate lobbyist and government affairs activities

Other Services as Agreed
Specific additional services as may be provided pursuant to mutual determination by Bank and Corporate Legal, including:

•	Non-insurance claims-related legal support, advising management on the meaning of statutes, regulations, court opinions, and administrative rulings, and preparation or review of corporate policies, forms, agreements, and contracts.

Allocation Methodology:

The Corporate Legal pricing model is based on estimates of billable time. The model does not account for any major unplanned projects (such as an acquisition), for which PMIC reserves the right to make appropriate adjustments. The basic allocation formula is:

Allocable Costs x estimate of hour allocations

Bank will be billed 9.9% of the current estimate of hour allocations.

Notes:

•	Bank direct vendor payments are not included.

REAL ESTATE - Services and Allocations

Description of Services:

Housekeeping $60.00 / hour

•	Special Tenant requested cleaning

•	Conference room Set-up

•	Emergency cleaning

Facility Services $60.00 / hour —

•	Work Order requests

•	Damage repair

•	Equipment installations

•	Equipment repair

•	Special services (lock change, custom lighting, security support, etc.)

Professional Services $70.00 / hour —

•	Space programming

•	Space design

•	Leasing and property consultation

•	Project management

Notes:

•	The above services are not provided under PMIC’s real estate lease(s) with Bank (if any). However, for mutual convenience, charges for the above will be billed as additional items on Bank’s “rent” invoice.

Physical Security —

•	Access controls and alarm

•	Emergency radio communication

Safety Program —

•	Provide first aid kits, AEDs, sickroom and related supplies

•	Insure MSDS and hazardous materials and blood borne pathogen regulatory compliance

•	Provide emergency First Aid response, CPR, earthquake preparedness, Bomb Search, and evacuation support

•	Provide First Aid, AED, and related training to appropriate staff

•	Establish and maintain Safety Committee structure and regulatory compliance

•	Provide Emergency Food, Water for extended emergencies

•	Provide Search and Rescue equipment and handling in the event of regional disaster impacts to facility

•	Conduct routine safety sweeps and evaluations for proactive accident prevention

•	Conduct Accident Investigations to determine cause and remedy

•	Provide Safety Awareness and Education programs

Enterprise Contingency Planning

•	Establish and maintain corporate contingency planning structure

•	Provide and maintain EOC

•	Consultation, coordination, and guidance to Contingency Teams

•	Act in recovery coordinator role during emergencies

•	Provide PFS Enterprise contingency exercises and drills

•	Provide contingency planning awareness and education programs

Other Security

•	Emergency PA communications

•	Investigations

•	Workplace violence prevention program

•	Liaison with law enforcement authorities

•	Investigative criminal background checks

•	Emergency response to security-related threats to persons or property at PFS company sites

•	Protection of persons and property at PFS company sites

Security Allocation Methodology:

Total allocable costs are:

Actual physical security costs

- less 30% of the Guardsmark billing (which goes to “building”)

- less direct customer reimbursements

Bank will be charged its portion of these allocable costs based on Bank’s proportion of FTEs at properties occupied or remotely viewed by PMIC Real Estate.

Other charges:

•	$27 per hour for SAS 70 support, CISP, or other special projects

Notes:

•	Bank direct vendor payments are not included.

•	The above allocations do not include actual emergency response. Security response and recovery expenses resulting from an actual emergency will be charged separately based on actual cost.

TELECOM - Services and Allocations

Description of Services:

Coordination and Management of Voice Dial Tone Service

•	New, deleted or changed voice lines

•	Provision of voice mail services

•	Long distance related to remote access lines

•	Remote user access services related to voice telecom

Business Management of Voice Telecom Service

•	Invoice processing and control of vendor provided telecom services

•	Invoice processing and control of PMIC/Affiliate voice telecom billings

•	Administering equipment and all other contractual obligations regarding voice telecom

•	Administer implemented Policies and Procedures

Coordination of Technical Voice Telecom Services

•	Coordination, oversight and approval of all equipment maintenance, upgrading, installation, consultation, and other technical activity performed by third parties (including but not limited to PCCS, Inc.) relating to voice telecom

Allocation Methodology:

Telecom pricing consists of the following rates:

	Home Office	Remote Office
Long distance Nortel desk phone Rockwell Line New phone MAC Move phone MAC Software MAC	$0.06 per minute $29.00 / unit per month $22.00 / unit per month $12.00 / line per month $150.00 per MAC $100.00 per MAC $25.00 per MAC	$0.06 per minute $49.00 / unit per month $13.00 / unit per month $44.00 / line per month $150.00 per MAC $100.00 per MAC $25.00 per MAC

Notes:

•	The above charges shall remain stable through March 31, 2006; beginning April 1, 2006, they are subject to change upon 30 days notice.

•	Both parties recognize and agree that the above may be revised during the term to reflect mutually agreed-to arrangements relating to Telecom services provided by PCCS, Inc.